UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2009
Date of Report (Date of earliest event reported)

CELLCYTE GENETICS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52238	86-1127046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14205 SE 36th St. Suite 100, Bellevue Washington	98006
(Address of principal executive offices)	(Zip Code)

(425) 519-3659
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 10, 2009, Gary A. Reys resigned as the Company’s  Chairman of the Board, CEO and as a member of the Board of Directors.  On the same date, Ronald W. Berninger resigned as Secretary, Executive Vice President, Chief Scientific Officer and as a member of the Board of Directors.  There were no disagreements with either Mr. Reys or Mr. Berninger, known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices, which would be required to be reported herein.

The company has provided both Mr. Reys and Mr. Berninger a copy of the disclosures it is making in the Report on Form 8-K, no later than the date such report is filed with the SEC.  The Company has provided each director the opportunity to furnish the Company as promptly as possible a letter addressed to the Company stating whether he agrees with the statements made herein in response to this Item 5.02 and, if not, stating the respects in which he does not agree.  The Company will file any letter received by the Company from either director with the Commission as an exhibit by an amendment to this Form 8-K within two business days after receipt.

Section 8 – Other Events

Item 8.01 Other Events

On September 8, 2009, the Securities and Exchange Commission (“Commission”) filed a civil action against the Company, alleging certain violations of the securities laws.  On the same date, the Company entered into a Consent Decree with the Commission, in which the Company did not admit or deny any of the allegations contained in the civil action, but agreed not to violate the securities laws in the future.  The Company was not required to pay any penalty in connection with the Consent Decree.

Section 9 – Other Events

Item 9.01 Financial Statements and Attachments

The Company issued a press release on September 8, 2009.  A copy of the press release is attached as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLCYTE GENETICS CORPORATION
Date: September 10, 2009.	_______/s/ John M. Fluke________________ Name: John M. Fluke Title: Interim Principal Executive Officer